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EXHIBIT 99.2

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with the "Selected financial data" and our financial statements and the related notes which are included elsewhere in this report. The discussion and analysis gives effect to the restatement of previously issued financial statements. See note L to the financial statements for further discussion.

Overview

The Sharper Image is a multi-channel specialty retailer of innovative, high quality products that are useful and entertaining and are designed to make life easier and more enjoyable. Our unique assortment of products offers design, creativity and technological innovation, in addition to fun and entertainment. We operate our own stores and generate direct sales through The Sharper Image catalog and other direct marketing operations, as well as over the Internet. We also market to other businesses through our corporate sales and wholesale operations.

Our total revenues increased 32.1% to $523.3 million in fiscal 2002 from $396.2 million in fiscal 2001. This increase was due primarily to the popularity of our Sharper Image Design and Sharper Image branded products, including our line of air purification products, the opening of 18 net new stores, a comparable store sales increase of 13.6% and an increase in our multimedia advertising which we believe increased sales in all selling channels. We believe that fiscal 2001 revenues were adversely affected by the onset of the economic recession, the events of September 11, 2001 and subsequent anthrax scare and a faster-than-expected end to the Razor Scooter fad which drove exceptional sales volumes in fiscal 2000.

During fiscal 2002, we mailed approximately 78 million The Sharper Image catalogs to approximately 16 million individuals, an increase from the 70 million catalogs mailed to approximately 14 million individuals in fiscal 2001. The Sharper Image catalog, along with our other direct marketing operations (which primarily consist of television infomercials, single product mailers and print ads), serves as the primary advertising vehicle both for our stores and our Internet operations.

We continue to improve our gross margin rate by increasingly focusing on proprietary Sharper Image Design and Sharper Image branded products and by leveraging our purchasing power as a larger percentage of our sales are derived from these categories. During fiscal 2002 and 2001, we continued the expansion of our in-house Sharper Image Design product development function. The percentage of total revenues attributable to Sharper Image Design and Sharper Image branded products increased to approximately 76% of total revenues in fiscal 2002, compared with approximately 70% in fiscal 2001, primarily as a result of the increased resources, including our multimedia advertising strategy, that we devoted to these products and the creation and development of new products, as well as increases in sales from products introduced in prior years.

As of January 31, 2003, we operated 127 The Sharper Image stores in 32 states and the District of Columbia, and our licensee operated one store internationally. As part of our growth strategy, we have opened 20, 14 and nine stores in fiscal 2002, 2001 and 2000, respectively. In fiscal 2002, 2001 and 2000 we closed two stores, two stores and one store, respectively, at lease maturity.

Our financial statements for fiscal 2002 reflect restated results for fiscal 2001 and 2000. The restated results relate to three accounting corrections:

•
Through fiscal 2001 we recognized direct marketing sales when product was shipped to customers. We have restated to reflect the adoption of Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, in the first quarter of fiscal 2000. As such, revenues were adjusted to reflect recognition at the time of customer receipt versus time of shipment. The adoption of SAB 101 resulted in a cumulative effect adjustment of $265,000 as of February 1, 2000.

•
Through the third quarter of fiscal 2002, we capitalized and amortized over a two year period a portion of our external package design costs for Sharper Image proprietary products. Our restated results now reflect the expensing of these amounts as incurred beginning in fiscal 2000. We wrote off during the first quarter of fiscal 2000 our then capitalized and unamortized external package design costs.

•
We have recalculated diluted earnings per share so that for all reporting periods in which net earnings are reported, the weighted average common stock equivalent shares outstanding reflect the impact of the income tax benefit that we will realize when stock options are exercised. This effectively reduces the diluted shares outstanding and increases diluted earnings per share for these periods.

Results of operations

Percentages of total revenues

	Fiscal year ended January 31,
	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Revenues:
Net store sales	56.6%	58.6%	59.3%
Net catalog and direct marketing sales	23.8	22.8	20.6
Net Internet sales	13.4	12.6	14.3
Net wholesale sales	3.3	2.8	2.2
Delivery	2.7	3.0	3.2
List rental and licensing	0.2	0.2	0.4

Total revenues	100.0%	100.0%	100.0%

Costs and expenses:
Cost of products	44.0%	47.8%	50.6%
Buying and occupancy	9.2	10.1	7.7
Advertising	18.6	17.3	13.0
General, selling and administrative	23.0	24.4	22.4

Operating income	5.2	0.4	6.3
Other income (expense)	(0.1)	0.1	0.5

Earnings before income tax expense and cumulative effect of accounting change	5.1	0.5	6.8
Income tax expense	2.1	0.2	2.7

Earnings before cumulative effect of accounting change	3.0	0.3	4.1
Cumulative effect of accounting change	—	—	(0.1)
Net earnings	3.0%	0.3%	4.0%

Revenues

	Fiscal year ended January 31,
(dollars in thousands)	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Revenues:
Net store sales	$ 296,068	$ 232,146	$ 249,449
Net catalog and direct marketing sales	124,671	90,376	86,579
Net Internet sales	69,981	49,828	60,044
Net wholesale sales	17,507	10,893	9,426

Total net sales	508,227	383,243	405,498
Delivery	14,090	11,992	13,521
List rental and licensing	977	985	1,704

Total revenues	$ 523,294	$ 396,220	$ 420,723

Year ended January 31, 2003 (fiscal 2002), compared to year ended January 31, 2002 (fiscal 2001)

Revenues.    Total net sales for fiscal 2002 increased $125.0 million, or 32.6%, from the prior fiscal year. Returns and allowances for fiscal 2002 represented 11.8% of sales, as compared to 11.9% for fiscal 2001. The increase in total net sales was attributable primarily to increases in net sales from stores of $63.9 million; from catalog and direct marketing of $34.3 million; from Internet operations of $20.2 million; and from wholesale of $6.6 million.

The increase in total revenues for fiscal 2002 as compared to fiscal 2001 was due primarily to the popularity of our Sharper Image Design and Sharper Image branded products, which continues to be a key factor in the increases in net sales in all selling channels. Sharper Image Design and Sharper Image branded products accounted for approximately 76% of total revenues in fiscal 2002 compared with approximately 70% in fiscal 2001. We believe that the continued development and introduction of new and popular products is a key strategic objective and important to our future success. Contributing to the increase in total net sales was a comparable store sales increase of 13.6% over fiscal 2001 and the opening of 18 net new stores during fiscal 2002. We also believe that the increased investment in our advertising initiatives in fiscal 2002 and 2001, including the significant increase in television infomercial advertising and single product mailers highlighting primarily selected Sharper Image Design and Sharper Image branded products, contributed to the higher revenues in all selling channels. We believe that fiscal 2001 revenues were adversely affected by the onset of the economic recession, the events of September 11, 2001 and subsequent anthrax scare and a faster-than-expected end to the Razor Scooter fad which drove exceptional sales volumes in fiscal 2000.

Net store sales for fiscal 2002 increased $63.9 million, or 27.5%, while comparable store sales increased by 13.6% from fiscal 2001. The increase in net store sales was attributable primarily to the opening of 20 new stores during fiscal 2002, the increased sales of Sharper Image Design and Sharper Image branded products, the 13.6% increase in comparable store sales, and the increased television infomercial and single product mailer advertising, partially offset by the closing of two stores at lease maturity. The opening of 18 net new stores resulted in an incremental increase to net store sales of $22.9 million from the prior fiscal year. Average net sales per square foot for fiscal 2002 increased to $627 from $578 in fiscal 2001. Average net sales per square foot is calculated by averaging over all stores the amount of each store's net sales divided by that store's square footage under lease.

Total store transactions for fiscal 2002 increased 16.0% and average revenue per transaction increased 8.5%, compared with fiscal 2001. The increase in average revenue per transaction was attributable primarily to the overall product mix offered, multimedia advertising strategies, including infomercial advertising which highlighted products with retail prices higher than our average in the prior year, and the increased sales of Sharper Image Design and Sharper Image branded products, particularly our air purification products. Average revenue per transaction is calculated by dividing the amount of gross sales, exclusive of delivery revenue and sales taxes, per channel by the gross number of transactions in that channel.

Comparable store sales is not a measure that has been defined under generally accepted accounting principles. We define comparable store sales as sales from stores where selling square feet did not change by more than 15% in the previous 12 months and which have been open for at least 12 months. A store opened on or prior to the 15th of a month is treated as open for the entire month. Stores generally become comparable once they have 24 months of comparable sales for our annual calculation. We believe that comparable store sales, which excludes the effect of a change in the number of stores open, provides a more useful measure of the performance of our store sales channel than does the absolute change in aggregate net store sales.

Net catalog and direct marketing sales, which include sales generated from catalog mailings, single product mailers, print advertising and television infomercials, for fiscal 2002 increased $34.3 million, or 37.9%, from fiscal 2001. This increase was due primarily to a 44.4% increase in television infomercial advertising expense, a 264.6% increase in single product mailers circulated, a 10.9% increase in The Sharper Image catalogs circulated and a 20.8% increase in The Sharper Image catalog pages circulated. The increase in net catalog and direct marketing sales for fiscal 2002 reflects a 21.8% increase in transactions and an increase of 14.5% in average revenue per transaction, compared to fiscal 2001.

For fiscal 2002 and 2001, 28.3% and 27.9% of the net catalog and direct marketing sales were generated from television infomercial direct sales. We intend to continue our aggressive multimedia advertising programs during fiscal 2003 to attract new customers, while achieving a favorable return on advertising investment. Our goal is to achieve direct response sales resulting in near breakeven results on all direct marketing advertising initiatives. We continually review our advertising initiatives, including the pages and number of catalogs and single product mailers circulated, and the amount of and return on investment from television infomercial advertising, in our efforts to improve revenues from catalog and direct marketing advertising.

Net Internet sales from our sharperimage.com website, which includes The Sharper Image auction site, in fiscal 2002 increased $20.2 million, or 40.4%, from fiscal 2001. This increase was attributable primarily to a 47.0% increase in Internet advertising, a 24.4% increase in Internet transactions and a 14.2% increase in average revenue per transaction. Excluding auction sales for these periods, net Internet sales increased 53.4%, transactions increased 34.4% and average revenue per transaction increased 15.8%. We believe the decrease in auction sales for fiscal 2002 compared to fiscal 2001 was attributable primarily to our decision to raise minimum bid prices during late fiscal 2001 and to reduce the number of products offered on our auction site, which resulted in an improved gross margin rate from auctions. We continue to utilize the auction site to increase our Internet business, broaden our customer base and manage inventories, including closeouts, repackaged and reconditioned items.

During fiscal 2002, we continued to refine and update our website in order to improve our customer shopping experience. We expanded several gift guide categories, which arrange products by price or type, refined our product search inquiry and included a new category for our outlet merchandise.

Net wholesale sales for fiscal 2002 increased $6.6 million, or 60.7%, compared to fiscal 2001. The increase is attributable primarily to a wholesale marketing arrangement we tested with Circuit City Stores. The arrangement with Circuit City Stores initially allowed for the showcase and testing of a select assortment of Sharper Image Design and Sharper Image branded products on large dedicated fixtures in over 600 Circuit City Superstores. We will continue to evaluate this wholesale marketing arrangement in fiscal 2003.

Cost of products.    Cost of products for fiscal 2002 increased $40.5 million, or 21.4%, from fiscal 2001. This increase is due primarily to the higher sales volume, partially offset by the lower relative cost of products for our Sharper Image Design and Sharper Image branded products. The gross margin rate for fiscal 2002 was 56.0%, 4.0 percentage points higher than the fiscal 2001 rate of 52.0%. This increase was due primarily to increased sales of Sharper Image Design and Sharper Image branded products, which generally carry higher margins than third party branded products. Sharper Image Design and Sharper Image branded products as a percentage of total revenues increased to approximately 76% for fiscal 2002, as compared to approximately 70% for fiscal 2001.

We believe that our gross margin for fiscal 2002 was negatively affected by the labor dispute between the Pacific Maritime Association, or PMA, and the International Longshore and Warehouse Union, or ILWU, whose members are primarily responsible for the removal of cargo from container loaded shipping vessels in west coast U.S. ports. In response to the 10-day lockout by the PMA in October 2002 and drop in productivity during the subsequent months, we increased usage of airfreight transportation, which adversely affected our gross margins for the third and to a greater extent the fourth quarters of fiscal 2002.

Our gross margin rate fluctuates with changes in our merchandise mix, primarily Sharper Image Design and Sharper Image branded products, which changes as we make new items available in various categories or introduce new proprietary products. The variation in merchandise mix from category to category from year to year is characteristic of our sales results being driven by individual products rather than by general product lines. Additionally, the auction sites and other selected promotional activities, such as free shipping offers, in part, tend to offset the rate of increase in our gross margin rate. Our gross margins may not be comparable to those of other retailers, since some retailers include the costs related to their distribution network in cost of products while we, and other retailers, exclude them from gross margin and include them instead in general, selling and administrative expenses. We cannot accurately predict future gross margin rates, although our goal is to continue to increase sales of Sharper Image Design and Sharper Image branded products to capitalize on the higher margins realized on these products.

Buying and occupancy.    Buying and occupancy costs for fiscal 2002 increased $8.3 million, or 20.8%, from fiscal 2001. This increase reflects a full year of occupancy costs for the 14 new stores opened in fiscal 2001, the occupancy costs associated with the 20 new stores opened in fiscal 2002 and rent increases for some existing store locations, partially offset by two stores closed at lease maturity during fiscal 2002. Buying and occupancy costs as a percentage of total revenues decreased to 9.2% in fiscal 2002 from 10.1% for fiscal 2001. In fiscal 2002, we opened a total of 20 new stores, exceeding our goal of a 10%-15% increase in the number of stores opened on an annual basis. Our goal is to grow new stores by 15%-20% in fiscal 2003, but we cannot assure you we will achieve this goal.

Advertising.    Advertising expenses for fiscal 2002 increased $28.9 million, or 42.2%, from fiscal 2001. The increase in advertising expenses was attributable primarily to a 44.4% increase in television infomercial advertising expense, a 264.6% increase in the number of single product mailers circulated, a 20.8% increase in the number of The Sharper Image catalog pages circulated and a 10.9% increase in the number of The Sharper Image catalogs circulated. During fiscal 2002, we continued our other multimedia advertising initiatives, which included radio, television and print advertising, among others. Although we believe they contributed to the increase in sales in the stores, catalog and direct marketing and Internet channels, there can be no assurance of the continued success of these advertising initiatives. The higher cost of postage on various direct marketing mailers, including the catalog and single product mailers, contributed to advertising expense increases although these increases were partially offset by the savings from lower paper costs during fiscal 2002.

During fiscal 2002, we increased the circulation of our single product mailer, which highlights our most popular Sharper Image Design products. We believe that the single product mailer will continue to extend our brand name by prospecting to future Sharper Image customers, at a reduced cost in comparison to mailing a Sharper Image catalog. We also increased our television media spending on infomercials highlighting selected Sharper Image Design and Sharper Image branded products and expanded our multimedia advertising initiatives of direct marketing, television and radio.

Advertising expenses as a percentage of total revenues increased to 18.6% in fiscal 2002 from 17.3% in fiscal 2001. Although there is a declining marginal benefit obtained by increasing advertising expenditures, we monitor the effectiveness of our advertising in order to achieve a reasonable return on our investment in advertising.

We believe that expansion of our advertising initiatives contributed to the sales increases for fiscal 2002 and will continue to be an important factor in our future revenue growth. As a result, we expect advertising costs to be higher in fiscal 2003 than in fiscal 2002.

General, selling and administrative.    General, selling and administrative, or GS&A, expenses for fiscal 2002 increased $24.1 million, or 25.0%, from fiscal 2001. Contributing to this increase was an increase of $5.4 million due primarily to variable expenses from increased net sales and selling expenses related to the 20 new stores opened during fiscal 2002, and a full year of selling expenses related to the 14 stores opened in fiscal 2001, partially offset by the reduced selling expenses of two stores closed at lease maturity during fiscal 2002. Also contributing to the increase were increases of $3.3 million for distribution shipping costs incurred for product delivery to our stores (which primarily reflects additional airfreight costs incurred in connection with the west coast port strike), $2.5 million related to technological system enhancements made in our operational areas and $1.1 million due to increases in health benefits and company-wide insurance premiums.

GS&A expenses for fiscal 2002 decreased as a percentage of total revenues to 23.0% from 24.4% in fiscal 2001. The decline in the GS&A percentage is the result of our continual review of GS&A expenses and infrastructure combined with better leverage of fixed costs on an expanding sales base.

Other income and expense. The decrease in interest income is due to a reduction in the interest rate earned on invested balances. The decrease in other expense relates to the reduction in loss on the disposal of assets.

Income taxes.    The effective tax rate was 41% for fiscal 2002, compared to 40% for fiscal 2001. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, all expected future events then known to us are considered, other than changes in the tax law or rates.

Year ended January 31, 2002 (fiscal 2001), compared to year ended January 31, 2001 (fiscal 2000)

Revenues.    Total net sales for fiscal 2001 decreased $22.3 million, or 5.5%, from fiscal 2000. Returns and allowances represented 11.9% of sales for fiscal 2001, compared to 9.9% for fiscal 2000. The difference in the returns rate is due primarily to the increased volume of Razor Scooters sold in fiscal 2000, which had a lower than normal returns rate. The decrease in net sales was attributable to decreases in net sales from stores of $17.3 million and Internet operations of $10.2 million, partially offset by an increase in catalog and direct marketing net sales of $3.8 million. Excluding sales of Razor Scooters, total net sales for fiscal 2001 increased

12.9% compared to fiscal 2000. We believe that excluding Razor Scooter sales for comparative purposes provides a useful measure of the performance of our three sales channels because of the relatively short-lived Razor Scooter sales phenomenon. Total net sales for fiscal 2000 reflect a $413,000 decrease in net sales recognized and an equivalent increase in deferred revenue resulting from our adoption of SAB 101, Revenue Recognition in Financial Statements, in the first quarter of fiscal 2000. Prior to adopting SAB 101, we recognized direct marketing revenues when products were shipped to the customer. Under SAB 101, revenue is deferred until receipt of the products by the customer.

The decrease in total net sales was due primarily to weak consumer spending during most of fiscal 2001, the general economic slowdown, the events of September 11, 2001 and the subsequent anthrax scare, and the exceptional sales volume we experienced in fiscal 2000 related to the Razor Scooters. Total net sales from the Razor Scooter decreased to $4.7 million in fiscal 2001 compared to $70.0 million in fiscal 2000, and we do not anticipate sales of Razor Scooters will be material in future periods. The decrease in total net sales was partially offset by the strong sales volume experienced during the holiday season, the 14 new and four temporary stores opened, increased multimedia advertising spending and the increase in gross margin rate attributable to the continued popularity of Sharper Image Design and Sharper Image branded products, which increased to approximately 70% of net sales in fiscal 2001 from approximately 64% in fiscal 2000.

Net store sales for fiscal 2001 decreased $17.3 million, or 6.9%, and comparable store sales decreased 16.0% from fiscal 2000. The decrease in net store sales was due primarily to the exceptional sales volume experienced in fiscal 2000 relating to the Razor Scooters and the closure of two stores at lease maturity. Net store sales from Razor Scooter products decreased to $3.0 million in fiscal 2001 compared to $48.1 million in fiscal 2000. Also contributing to the decrease in net store sales for fiscal 2001 was a 4.2% decrease in total store transactions as compared with the same prior year period. Average revenue per transaction for net store sales in this period decreased by 1.2%. The decrease in net store sales during most of fiscal 2001 was partially offset by the strong sales volume experienced during the holiday season, the 14 new and four temporary stores opened during fiscal 2001 and the full year of sales of nine new stores opened in fiscal 2000. The 14 new and four temporary stores, partially offset by the two store closures in fiscal 2001, resulted in an incremental increase to net store sales of $13.6 million from the prior fiscal year. Net store sales and comparable store sales for fiscal 2001, excluding sales of Razor Scooters, increased 13.8% and 2.0%, respectively, compared to fiscal 2000.

Net catalog and direct marketing sales, which includes sales generated from catalog mailings, single product mailers, print advertising and television infomercials, for fiscal 2001 increased $3.8 million, or 4.4%, from fiscal 2000. The net sales increase from these catalog and direct marketing activities was due primarily to an increase of 12.7% in the number of The Sharper Image catalogs circulated, an increase of 7.9% in pages circulated and an increase of 107.6% in television infomercial advertising expense highlighting selected Sharper Image Design and Sharper Image branded products and an 80.6% increase in single product mailers circulated. We believe the productivity of several catalogs was negatively affected by the interruption in mail service and the closure of several post office operations because of the anthrax scare following the events of September 11, 2001, which resulted in the catalogs being delayed or not reaching their original destination. The increase in net catalog and direct marketing sales for fiscal 2001 represents an increase of 18.3% in average revenue per transaction offset by a

13.5% decrease in transactions, compared to the prior year. The increase in average revenue per transaction was due to increased sales from our multimedia advertising strategies, including infomercial advertising, which highlighted products with retail prices, which are higher than our average. Net catalog and direct marketing sales from Razor Scooter products decreased to $916,000 in fiscal 2001 compared to $14.1 million in fiscal 2000. Net catalog and direct marketing sales excluding Razor Scooter sales for fiscal 2001 increased by 23.5% over the same period in the prior year. For fiscal 2001, 27.9% of the net catalog and direct marketing sales were generated from television infomercial direct sales, compared to 15.4% for fiscal 2000.

Our fiscal 2001 net Internet sales, which include our auction sales, decreased $10.2 million, or 17.0%, from fiscal 2000. The fiscal 2001 decrease in net Internet sales was due primarily to the targeted decrease in auction sales and the significant Razor Scooter sales experienced in fiscal 2000. Net Internet sales from Razor Scooter products decreased to $737,000 in fiscal 2001 compared to $7.8 million in fiscal 2000. The decrease in net Internet sales reflected a decrease of 30.1% in transactions partially offset by an 18.2% increase in average revenue per transaction. Excluding auction sales, net Internet sales decreased 2.8% for fiscal 2001, transactions decreased 8.8% and average revenue per transaction increased 6.8% for fiscal 2001. Excluding auction and Razor Scooter sales, net Internet sales for fiscal 2001 increased 15.7% over the prior year.

Net wholesale sales for fiscal year 2001 increased $1.5 million, or 15.6%, compared to fiscal 2000, primarily due to testing of new programs during fiscal 2001.

Cost of products.    Cost of products for fiscal 2001 decreased $23.2 million, or 10.9%, from fiscal 2000. The decrease in cost of products is due to the lower sales volume for our total business, and to the increased percentage of sales of Sharper Image Design and Sharper Image branded products, which generally carry higher margins than our third party branded products. The gross margin rate for fiscal 2001 was 52.0%, which represents a 2.8 percentage point increase over the fiscal 2000 rate of 49.2%. Sharper Image Design and Sharper Image branded products as a percentage of total revenues, exclusive of wholesale, increased to approximately 70% in fiscal 2001 as compared to approximately 64% in fiscal 2000.

Buying and occupancy.    Buying and occupancy costs for fiscal 2001 increased $7.4 million, or 22.8%, from fiscal 2000. The increase primarily reflects a full year of occupancy costs for nine new stores opened in fiscal 2000, the occupancy costs associated with the 14 new stores and four temporary stores opened in fiscal 2001 and rent increases for some existing store locations, partially offset by the two stores that closed during fiscal 2001. The increase also reflects higher rent expense related to our corporate headquarters office space beginning in fiscal 2001. Buying and occupancy costs as a percentage of total revenues increased from 7.7% in fiscal 2000 to 10.1% in fiscal 2001.

Advertising.    Advertising expenses for fiscal 2001 increased $13.8 million, or 25.3%, from fiscal 2000. The increase in advertising expenses was primarily attributable to a 12.7% increase in the number of The Sharper Image catalogs mailed, a 7.9% increase in catalog pages circulated and an increase of 107.6% in television infomercial advertising expense. The increase also included higher postage costs for catalogs mailed during fiscal 2001. Additionally, we continued our other multimedia advertising initiatives, which included radio advertising and single product mailers, among others. Although we believe these advertising initiatives contributed to sales in the stores, catalog and Internet channels, there can be no assurance of the continued success of these advertising initiatives. Advertising expenses as a percentage of total revenues increased from 13.0% in fiscal 2000 to 17.3% in fiscal 2001.

General, selling and administrative.    General, selling and administrative expenses for fiscal 2001 increased $2.3 million, or 2.5%, from fiscal 2000. An increase of $2.3 million in GS&A expenses for fiscal 2001 from fiscal 2000 was attributable to increases in overall selling expenses related to the opening of 14 new stores and four temporary stores during fiscal 2001, and a full year of selling expenses related to the nine stores opened in fiscal 2000, partially offset by the reduced selling expenses of two stores closed at lease maturity during fiscal 2001. Also contributing to the increase in GS&A expenses were increases of $1.7 million due to technological system enhancements made in our operational areas, which generally have a short useful life, and $300,000 due to our continued development of Sharper Image Design products. The increase was also partially due to compensation and benefit expenses associated with attracting and retaining key employees. Partially offsetting the increase in GS&A expenses were cost savings achieved during fiscal 2001. These cost savings benefits were achieved as a result of our continual review of our GS&A expenses and infrastructure.

GS&A expenses for fiscal 2001 increased as a percentage of total revenues to 24.4% from 22.4% in fiscal 2000. The increase is reflective of the lower sales volume experienced in fiscal 2001 due to weak consumer spending, the events of September 11, 2001 and the general economic slowdown. We believed that these events were temporary and retained the necessary operational infrastructure, which resulted in higher GS&A as a percentage of net sales for fiscal 2001.

Other income and expense.    The decrease in interest income of $2.0 million from fiscal 2001 as compared to fiscal 2000 was primarily due to the decrease in interest income earned on lower investment balances and the reduction in interest rates on invested balances.

Income taxes.    The effective tax rate was 40% for fiscal 2002 and fiscal 2001. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, all expected future events then known to us are considered, other than changes in the tax law or rates.

Quarterly results of operations and seasonality

The following sets forth quarterly financial information for the periods indicated. The financial information for the four quarterly periods of fiscal 2001 and 2000, and the first three quarterly periods of fiscal 2002, give effect to the restatement of previously issued financial statements. See notes K and L to the financial statements.

	Quarter Ended
(in thousands, except per share amounts)	January 31, 2003	October 31, 2002	July 31, 2002	April 30, 2002	January 31, 2002	October 31, 2001	July 31, 2001	April 30, 2001	January 31, 2001	October 31, 2000	July 31, 2000	April 30, 2000

Total revenues	$220,691	$106,109	$102,408	$94,086	$168,189	$75,891	$83,453	$68,687	$177,640	$100,254	$82,348	$60,481
Costs and expenses
Cost of products	96,859	48,218	45,272	39,695	79,267	37,498	39,927	32,859	88,671	51,665	41,405	30,992
Buying and occupancy(3)	13,975	11,813	11,408	10,989	11,210	10,392	9,416	8,883	9,706	8,125	7,488	7,162
Advertising	36,003	20,027	21,137	20,193	25,365	12,667	17,580	12,867	22,136	12,600	12,556	7,342
General, selling and administrative(3)	45,028	26,832	25,656	23,040	32,248	21,895	22,460	19,861	35,600	23,504	19,394	15,652
Other income (expense)	(223)	(73)	19	84	(56)	(351)	54	406	612	350	389	663
Earnings (loss) before income tax expense (benefit)	28,603	(854)	(1,046)	253	20,043	(6,912)	(5,876)	(5,377)	22,139	4,710	1,894	(4)
Income tax expense (benefit)	11,724	(350)	(429)	104	8,018	(2,765)	(2,351)	(2,151)	8,857	1,884	757	(2)
Cumulative effect of accounting change	—	—	—	—	—	—	—	—	—	—	—	(265)
Net earnings (loss)	16,879	(504)	(617)	149	12,025	(4,147)	(3,525)	(3,226)	13,282	2,826	1,137	(267)
Net earnings (loss) per share:
Basic(1)	$1.34	$(0.04)	$(0.05)	$0.01	$1.01	$(0.35)	$(0.30)	$(0.27)	$1.10	$0.23	$0.09	$(0.02)
Diluted(2)	$1.26	$(0.04)	$(0.05)	$0.01	$0.98	$(0.35)	$(0.30)	$(0.27)	$1.05	$0.22	$0.09	$(0.02)

(1)
Basic earnings per share is calculated for interim periods including the effect of stock options exercised in prior interim periods. Basic earnings per share for the fiscal year is calculated using weighted shares outstanding based on the date stock options were exercised. Therefore, basic earnings per share for the cumulative four quarters may not equal fiscal year basic earnings per share.
(2)
Diluted net earnings per share for the fiscal year and for quarters with net earnings are computed based on weighted average common shares outstanding and common stock equivalents. Net loss per share for quarters with net losses is computed based solely on weighted average common shares outstanding. Therefore, the net earnings (loss) per share for each quarter may not equal the earnings per share for the full fiscal year.
(3)
Buying and occupancy and general, selling and administrative expenses for the first three quarters of 2002 and all four quarters of fiscal 2001 and 2000 include a reclassification of certain expenses.

Our business is highly seasonal, reflecting the general pattern associated with the retail industry of peak sales and earnings during the holiday shopping season. The secondary peak period for us is the gift-giving for Father's Day and graduations. A substantial portion of our total revenues and all or most of our net earnings occur in the fourth quarter ending January 31. We generally experience lower revenues and earnings during the other quarters and, as is typical in the retail industry, have incurred and may continue to incur losses in these quarters.

Liquidity and capital resources

We met our short-term liquidity needs and our capital requirements during fiscal 2002 with cash generated by operations, borrowings under our credit facility and existing cash balances.

Net cash provided by operating activities totaled $37.3 million for fiscal 2002, as compared to $9.2 million for fiscal 2001. The improvement in net cash provided by operating activities of $28.2 million is due primarily to the increase in net earnings, the timing of vendor and tax payments and the increase in depreciation and amortization expense. The improvement was partially offset by increased merchandise inventory levels required as a result of the 20 new stores opened during fiscal 2002. The improvement was also partially offset by the increase in accounts receivable balances due to the increases in our corporate incentive and installment plan sales and timing of collection from our third party credit card processor.

Net cash used in investing activities, primarily capital expenditures for new stores, technological enhancements, and tooling costs for Sharper Image Design products totaled $23.6 million in fiscal 2002 compared to $20.3 million in fiscal 2001. In fiscal 2002, we opened 20 new stores and closed two stores at lease maturity.

Net cash provided by financing activities totaled $1.4 million during fiscal 2002, which was the result of $3.6 million in proceeds from the issuance of common stock in connection with our stock option plan and $19.0 million borrowed under our credit facility, partially offset by $2.2 million related to the payoff of our mortgage loan and the $19.0 million repayment on our credit facility.

The table below presents our significant commercial credit facilities and their associated expiration dates:

Maximum amount of commitment expiration per period
(dollars in millions)	Less than 1 Year	1-3 Years	Total amount committed

Revolving credit facility Oct. 1 - Dec. 31(1)	—	$33.0	$33.0
Term loans for capital expenditures	—	2.0	2.0

Total commercial commitments	—	$35.0	$35.0

(1)
This represents the maximum commitment under the revolving credit facility. It includes limits of $15.0 million for documentary letters of credit and $5.0 million for standby letters of credit.

We have a credit facility with an expiration date of September 2004. The credit facility allows us revolving borrowings and letters of credit up to a maximum of $33 million for the period from October 1 through December 31 and $20 million for other times of the year, in each case based on inventory levels. The credit facility is secured by our inventory, accounts receivable, general intangibles and certain other assets. Borrowings under this facility bear interest at either the prime rate plus a margin of 0% to .5% or at LIBOR plus a margin of 1.5% to 2.25%, which margins are based on our financial performance. The credit facility limited our capital expenditures to $24.0 million for fiscal 2002, with the ability to carry forward half of any unused portion to the following year and requires us to maintain an interest coverage ratio of not less than 2.5. The credit facility also contains certain financial covenants pertaining to net worth and contains limitations on operating leases, other borrowings, dividend payments and stock repurchases. The highest amount of direct borrowing under the revolving loan credit facility during fiscal 2002 was $8.9 million, which was repaid by November 25, 2002. At January 31, 2003, we had no amounts outstanding under our credit facility and letter of credit commitments outstanding under the credit facility were $2.1 million.

In addition, the credit facility provides for term loans up to $2.0 million for capital expenditures. Amounts borrowed under the term loans bear interest at either the prime rate plus a margin of .5% to 1.0% or at LIBOR plus a margin of 2.5% to 3.0%, which margins are based on our financial performance. Each term loan is to be repaid in 36 equal monthly principal installments. As of January 31, 2003, there were no outstanding term loans on this facility.

In January 2003, we paid off the $2.2 million mortgage loan which was collateralized by our Little Rock, Arkansas distribution center. This loan reflected a fixed interest rate of 8.40%, provided for monthly payments of principal and interest in the amount of $29,367 and was scheduled to mature in January 2011.

The table below presents our significant contractual cash obligations at the end of fiscal 2002.

(dollars in millions)	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years	Total

Revolving credit facility letters of credit	$2.1	—	—	—	$2.1
Operating leases	27.2	$48.1	$35.2	$63.1	173.7

Total contractual cash obligations	$29.3	$48.1	$35.2	$63.1	$175.8

We do not enter into any long-term purchase agreements with our vendors or third-party manufacturers.

For fiscal 2003, we plan to continue our accelerated new store unit growth goal with a 15-20% increase target in the number of stores on an annual basis and to remodel 5 to 10 of our existing stores. We believe that our total capital expenditures for fiscal 2003 will be approximately $25 million to $30 million.

We believe we will be able to fund our cash needs for fiscal 2003 and fiscal 2004 through existing cash balances, cash generated from operations and our credit facility.

New accounting pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which became effective for us on February 1, 2002. SFAS No. 142 specifies that goodwill and certain intangible assets will no longer be amortized but instead will be subject to periodic impairment testing. The adoption of this standard did not have a material impact on our financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes accounting and reporting standards for the impairment of long-lived assets and for long-lived assets to be disposed of. The Company adopted SFAS No. 144 in the first quarter of fiscal 2002. The initial adoption of SFAS No. 144 did not have a significant impact on our reporting for impairment or disposals of long-lived assets.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. We have adopted the provisions of SFAS No. 146 for restructuring activities, if any, initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost was recognized at the date of commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based

Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for our fiscal year ended January 31, 2003. The interim disclosure provisions are effective for the first quarter of the fiscal year ending January 31, 2004. We continue to account for stock-based compensation using the intrinsic value method in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, as allowed by SFAS No. 123. As a result, the adoption of SFAS No. 148 did not have any impact on our financial results.

In November 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods ending after December 15, 2002, and the initial recognition and measurement requirements are effective prospectively for guarantees issued or modified after December 31, 2002. The initial adoption of FIN No. 45 did not have a material impact on our financial position or results of operations.

In November 2002, the Emerging Issues Tack Force ("EITF") reached a consensus regarding EITF Issue No. 02-16, Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor. Issue No. 02-16 addresses the timing of recognition and classification of consideration received from vendors, including rebates and allowances. Issue No. 02-16 is effective for certain of our vendor rebates and allowances commencing in November 2002 and others in January 2003. The adoption of Issue No. 02-16 did not have a material impact on our financial statements.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Estimates and assumptions include, but are not limited to, the carrying value of inventory, fixed asset lives, deferred cost recovery period, income taxes and contingencies and litigation. We base our estimates on analyses of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following represent our more critical estimates and assumptions used in the preparation of our financial statements.

Revenue recognition.    We recognize revenue at the point of sale at our retail stores and at the time of customer receipt for our catalog and direct marketing sales, including the Internet. We recognize revenue for sales made on a wholesale basis to resellers when the products are shipped, which is the time title passes to the purchaser. We record estimated reductions to revenue for customer returns based on our historical return rate. Revenues are recorded net of sale discounts and other rebates and incentives offered to customers. Deferred revenue represents merchandise certificates, gift cards and reward cards outstanding and merchandise still in the delivery process at the end of the fiscal period.

Merchandise inventories.    We write down inventory for estimated obsolescence on unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory writedowns may be required.

Allowance for doubtful accounts.    Accounts receivable include amounts due from credit card issuers, corporate marketing incentive customers, wholesale customers, installment plan customers for purchases of a limited number of products, merchandise vendors and landlords from whom we expect to receive amounts due. We record an allowance for credit losses based on estimates of customers' ability to pay. If the financial condition of our customers were to deteriorate, additional allowances may be required.

Store closure reserves.    We record reserves for closed stores based on future lease commitments, anticipated future subleases of properties and current risk-free interest rates. If interest rates or the real estate leasing markets change, additional reserves may be required.

Other accounting estimates inherent in the preparation of our financial statements include depreciable lives of long-lived assets, long-lived asset impairment and estimates associated with our evaluation of the recoverability of deferred tax assets as well as those used in the determination of liabilities related to litigation, product liability and taxation. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions and product mix. We constantly re-evaluate these significant factors and make adjustments where facts and circumstances dictate. Historically, actual results have not significantly deviated from those determined using the estimates described above.

As discussed in the notes to the financial statements, we are involved in litigation incidental to our business, the disposition of which is expected to have no material effect on our financial position or results of operations. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions related to these proceedings. We accrue our best estimates of the probable cost for the resolution of legal claims. Such estimates are developed in consultation with outside counsel handling these matters and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or our strategies change, it is possible that our best estimates of our probable liability in these matters may change.

Quantitative and qualitative disclosure about market risk

We are exposed to market risks, which include changes in interest rates and, to a lesser extent, foreign exchange rates. We do not engage in financial transactions for trading or speculative purposes.

The interest payable on our credit facility is based on variable interest rates and is therefore affected by changes in market interest rates. If interest rates on existing variable rate debt increased 0.425% (10% from the bank's reference rate) as of January 31, 2003, our results from operations and cash flows would not have been materially affected. In addition, we have short-term fixed and variable income investments, which are also affected by changes in market interest rates. We do not use derivative financial instruments in our investment portfolio.

We enter into a significant amount of purchase obligations outside of the United States which are settled in U.S. dollars and, therefore, have only minimal exposure to foreign currency exchange risks. We do not hedge against foreign currency risks and believe that foreign currency exchange risk is immaterial.

Uncertainties and risks

This discussion and analysis should be read in conjunction with our financial statements and notes included in this report. This discussion contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in these forward-looking statements. These risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the opening of new stores, actual advertising expenditures by us, the success of our advertising and merchandising strategy, availability of products, and other factors detailed from time to time in our annual and other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

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  EXHIBIT 99.2
Management's discussion and analysis of financial condition and results of operations